Exhibit (a)(1)(I)

Discounted Stock Options and §409A November 13, 2007

Meeting Objectives Explain the tax law change affecting certain stock options Learn what solution Marvell is offering to address the §409A issue Learn how to participate in the solution

Why are we here today? Marvell determined that some of your unexercised stock options may be negatively impacted by an Internal Revenue Code change Marvell has developed a solution that may avoid or minimize certain adverse personal tax consequences but which requires your participation and permission to implement You are not required to participate in the solution, but you may have adverse income tax consequences if you do not participate

What is the Tax Code Change?

Option taxation prior to §409A... Nonqualified Stock options (discounted or not) were taxed as follows: No tax event at either grant or vesting Income tax at exercise Option grant price = $16 Stock price at vesting = $17 Employee exercises when stock price = $20 Income tax at exercise on the gain = $4 ($20 - $16)

How did I get discounted options? The Special Committee appointed by Marvell's Board of Directors identified occasions when the Company used incorrect grant measurement dates for accounting purposes If the per share fair market value (FMV) of the underlying stock on the revised option grant date was higher than the per share FMV on the original grant date, the options are deemed discounted

Which options are affected? Options granted at a per share exercise price below the underlying stock's FMV on the grant date ("Discount Options") AND Which vest AFTER 12/31/04 Portions of Discount Option grants issued prior to §409A's enactment could be impacted by §409A if they vested on 1/1/05 and later Discount Options vesting prior to 1/1/05 are "grandfathered" and not subject to §409A

Example: Option granted on May 5, 2003 - 9,600 shares (no exercises to date) Option price = $6.185; fair market value at accounting measurement date = $8.905 Vesting: 2,400 options vest on May 5, 2004 1,400 options vest monthly during 2004 2,400 options vest monthly during 2005 2,400 options vest monthly during 2006 1,000 options vest monthly during 2007 CONCLUSION: 5,800 options in this grant may be subject to §409A because it has been determined that they may have been granted at less than fair market value on the date of grant, they vest after 1/1/05, and because none have been exercised to date.

Example: (continued) As of 8/20/2007 Company stock price = $17.10 §409A Estimated Impact W-2 Income Inclusion: $63,307 (5,800 options x $10.915 ($17.10 FMV - $6.185 Option Price)) Fed Ordinary Income $22,157 (35.0%) CA Ordinary Income $ 5,888 ( 9.3%) Normal Stock Gain Rate $28,045 44.3% Penalty Tax (Federal/CA) $25,323 (40.0%) Penalty Interest $ 5,698 (9.0%) Tax Rate w/§409A $59,066 93.3% This may occur each year until exercise or expiration of the option

What Solution are We Offering?

Marvell's Solution: Tender Offer Amend unexercised option to increase option price New option price will equal the per share fair market value of the underlying stock on the revised option grant date All other terms will remain the same (including the number of shares, vesting schedule and expiration date) AND...

Marvell's Solution: Tender Offer (cont.) 2. Compensate you with restricted stock units (“RSUs”) The number of RSUs you receive, and which will be granted at the close of the Tender Offer, is equal to: Difference between the original exercise price and the corrected exercise price Multiplied by the number of shares subject to the Tender Offer Divided by Marvell’s closing price on the last day of the Tender Offer RSUs vesting will mirror the affected option vesting dates Some RSUs will be vested at the time of grant because the Discount Options to which they relate are already vested by their own terms Other RSUs will vest under the remaining vesting period of the unvested Discount Options (vesting of the RSUs stops if you terminate employment before they’re fully vested) RSUs settlement in Marvell stock begins in January 2008 for all then-vested RSUs and continues at each subsequent RSU vesting date No action is required by you to settle the RSUs in stock Value of RSU is determined via the Marvell stock fmv on each RSU settlement date

Marvell's Solution: Tender Offer Example Active employee on January 2, 2008: RSU grant = aggregate difference in exercise prices for tendered options. Example: 1,000 affected options Original exercise price per share = $10 Adjusted exercise price per share = $20 Marvell’s stock price on the last day of the Tender Offer = $25 Marvell’s stock price on January 2, 2008 = $30 Employee will be granted 400 RSUs = (1,000 affected options x ($20-$10) / $25 The vesting schedule of the RSU will match the original option’s vesting schedule Value of RSUs determined on each RSU settlement date

Marvell's Solution: Tender Offer Example Active employee on Tender Offer closing date; terminated employee by January 2, 2008: Cash payment instead of RSUs, but only on portion of affected options that had vested on their own terms prior to termination date Example: 1,000 affected options Original exercise price per share = $10 Adjusted exercise price per share= $20 Marvell’s stock price on the last day of the Tender Offer = $25 Marvell’s stock price on January 2, 2008 = $30 If only 50% of affected options had vested by termination date, in January 2008, employee will receive $5,000 = (1,000 affected options x ($20-$10) x 50%

Tax Treatment of RSUs Taxed to you upon Settlement Treated like a bonus; withholding is required One time election made during Tender Offer to cover withholding for all future RSU settlement dates Sell all shares for cash as the RSUs settle Sell enough shares to cover minimum withholdings as the RSUs settle Sell no shares as they settle; I will pay withholdings via check and want to hold my Marvell shares Withholdings Required Federal Income Tax: 25% California Income Tax: 9.3% (Other States will vary) FICA (Social Security/Medicare): 6.2% (to wage base)/1.45%

Eligibility for the Tender Offer Must be an employee as of Closing of Tender Offer Covered options: May have been granted at a discount Vest after 12/31/2004 Unexercised and Unexpired at Tender Offer Close Date Discount Options exercised before Tender Offer is Closed that could have been corrected in the Tender Offer will have §409A consequences

What If I Do Nothing?

 What if I do nothing? Tax Impact: Potential federal income taxation prior to exercise 20% additional federal income tax Potential 20% additional state income tax Potential interest and penalties May occur each year until exercise or expiration of the Discount Options (as defined above) This solution is a one-time offer to prevent future adverse tax consequences under §409A

How Do I Participate?

Tender Offer Website On your browser URL line type “amend409options.marvell” [caveat: do not type “https://”] You will next be prompted to provide MS Windows login name and password [user name and password are case-sensitive] Marvell Windows Login Name: jsmith@Marvell.com Marvell Windows Password: ******** Marvell Payroll# (Employee ID):     1234 After checking 4 buttons and exiting the site, you will receive a confirmation from stockadmin@ marvell.com thru your Marvell e-mail.

Tender Offer Timeline Tender Offer must be open for at least 20 business days once it begins Begins at 9:00 am on Tuesday, November 13, 2007 Closes at 9:00 pm on Wednesday, December 12, 2007 At the end of the Tender Offer period, the discounted options will be repriced—no repricing occurs before the Tender Offer closes It may take up to 3 days to update the database—watch for email announcement of its completion Employees planning vacations or leaves of absence during the tender offer period should – make arrangements to participate BEFORE you leave keep close contact with Marvell email account for any updates stockadmin@marvell.com is the sender email address for all matters related to the Discount Options Once Tender Offer closes at 9:00 pm on Wednesday, December 12, 2007, NO LATE SUBMISSION WILL BE ACCEPTED!

Tender Offer Process To Participate in the Tender Offer via the Tender Offer Web Site, you must – Attend this informational meeting or review the employee presentation Review the Terms and Conditions of the Tender Offer Review your Personal Addendum Before 9:00 pm on December 12, 2007 – Click “I Accept” on the Election Form Make your Tax Payment Election Sell all, sell cover, pay by check To participate in the tender offer, you must affirmatively elect to participate. If you do not elect to participate, you will have rejected the offer and risk the adverse tax consequences

Tender Offer Site Tender offer Logout Tender Offer Information The Issue The company recently performed a voluntary review of its stock option granting practices. The review revealed that certain stock option grants to employees were awarded at a “discounted” exercise price (i.e., the exercise price is less than the fair market value of the stock on the date of the grant). There can be adverse tax consequences involving such options. Marvell's Proposed Solution The company is offering you the opportunity to have your eligible options amended and re-priced so that they will no longer have a discounted exercise price thereby avoiding the adverse tax consequences. This legal process is called a tender offer [see attached the “Offer to Amend the Exercise price of Certain Options” filed with the Security and Exchange Commission]. To compensate you for the difference in the new higher exercise price, the company will give you a right to receive Restricted Stock Units (“RSUs”) and/or a cash payment on the company’s first payroll date in calendar year 2008. To Participate in the Tender Offer via this Site, You Must... 1. Attend an informational meeting (details appear below; attached is the Discounted Stock Options and 409A Presentation) or review the employee presentation 2. Review your personal addendum 3. Review the Terms and Conditions of the Tender Offer 4. Submit a properly completed Election Form before 9:00 pm on Wednesday, December 12, 2007. To participate in the tender offer, you must affirmatively elect to participate. If you do not, you will have rejected the offer and risk adverse tax consequences. Informational Meetings and Other Support So employees can completely understand the offer, the tax consequences, and other aspects of this program, live meetings are scheduled as follows: Tuesday, November 13, 2007 Time: 10:00AM; and 2:00PM (all times Pacific Daylight Time) Where: Building #5—Santa Clara, CAYou may also attend these meetings remotely via webcast. The employee presentation materials are available on the left menu of this site. If you have questions about general tax information, you may submit your questions by clicking on the “Ask a Question” link on the menu or calling directly. Responses will come from an independent law firm that the company has engaged: Glenn A. Smith, Esq. E-Mail: GlennSmith@TaxSensei.com Phone: (650) 473-9501 9:00 am ~ 5:00 pm PST http://www.taxsensei.com/ Please contact Stock Administration at AL- stockoption_exercise for questions related to stock option exercises. Please continue to contact AL-stockadmin for all other stock-related questions. This hotline should be used only for questions related to the penalty tax. However, neither the company nor these law firms will provide tax advice specific to your individual circumstances or make any recommendations. If after reviewing all of the materials and asking any general questions, you feel you need further advice, we recommend that you seek the advice of a financial, legal and or tax advisors. Remember, the deadline to accept the Tender Offer is 9:00 p.m., Pacific Daylight Time, on December 12, 2007. Sample Online Tender Offer Information Acknowledge and agree with the statement above

(Required)

Tender Offer Site Tender Offer Logout Tender Offer Election Form John Hoffmann jhoffman@marvell.com Nov 12 2007 6:25PM Employee ID:3969 Election Please review the Election Agreement Terms & Conditions. You must review this document in order to make an election. Tender Offer Election Agreement Terms & Conditions Before completing this Election Form, please make sure that you have received, read and understand the documents that make up this offer, including: Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”) Email from Mike Rashkin, CFO, dated November 13, 2007 Tender Offer Election Agreement Terms & Conditions (the “Election Form”) Employee presentations describing the Offer to Amend Your personalized addendum containing information regarding your Eligible Options Election Please select the appropriate box below to indicate your acceptance or rejection of the offer. If you wish to participate in the offer, you must accept the offer with respect to all of your eligible options listed on your Addendum. Any attempt to accept the offer with respect to only a portion of your eligible options will be null and void. (Selection Required) ACCEPT I have read the terms and conditions and wish to participate in the offer. If I have previously rejected the offer, this will act as a withdrawal of that rejection and I will participate in the offer. REJECT I wish to reject the offer. If I have previously accepted the offer, this will act as a withdrawal of that acceptance and I will not participate in the offer. Addendum or Eligible Options Option Number Option Grant Date Shares Subject to Eligible Options Original Exercise Price per Share New Exercise Price per Share Increase in Exercise Price Per Share Aggregate Exercise Price Increase per Option¹ 000TEST Nov 12,2007 1,234 $27.105000 $27.490000 $0.385000 $475.09 000TEST Nov 12,2007 1,098 $9.475000 $10.400000 $0.925000 $1,015.65 ¹ The amount of RSUs to be granted, if any, cannot be determined until after the expiration of the tender offer. RSU grants are subject to your continued employment with Marvell through Marvell’s first payroll date in calendar year 2008. Sample Online Election Form

Election of Restricted Stock Unit Tax Withholding Obligation Grants You will have taxable income when your RSUs (if any) vest, at which time Marvell will have a tax withholding obligation. Tax Payment Please indicate how you would like to satisfy the tax withholding obligations that arise upon the vesting of your RSUs (if any), by selecting your choice below: Selection Required) Check I will submit a check to Marvell within 3 business days of the date the RSUs are settled in an amount equal to the minimum statutory amount of taxed required to be withheld. Sell - Cover I will have Marvell apply the proceeds from the sale of otherwise deliverable shares of Marvell common stock subject to the RSU grant to satisfy the minimum statutory amount of taxes required to be withheld. No fractional shares of Marvell common stock will be sold; to the extent any portion of the minimum statutory tax withholding obligation remains after the sale of such shares, Marvell will withhold from my paycheck such applicable amount. Sell - All I will have Marvell apply the proceeds from the sale of all of the otherwise deliverable shares of Marvell common stock subject to the RSU grant to satisfy the minimum statutory amount of taxes required to be withheld and have the remaining proceeds paid to me in cash. Your choice for how to satisfy the tax withholding obligations will apply to all vesting dates with respect to your RSU grants (if any). If you would like to change your instructions, please contact Stock Administration at least 3 business days before your vesting date. Changes submitted less than 3 business days before the vesting date may not be processed until the following vesting date.

After you click “ACCEPT” Tax W/H choice Appears

Terms and Conditions 1. I agree that my decision to accept or reject the Offer to Amend with respect to all of my eligible options is entirely voluntary and is subject to the terms and conditions of the Offer to Amend.   2. I agree and acknowledge that, if I submit an Election Form in which I have selected “I REJECT,” I have rejected the offer with respect to all of my eligible options and my eligible options may be subject to the adverse personal tax consequences described in the Offer to Amend.  3. I agree that, if prior to the expiration of the offer, I exercise my eligible options (or a portion thereof) with respect to which I have accepted the offer, such option(s) will no longer be eligible for amendment pursuant to the terms of the offer and I will not receive RSUs with respect to such option(s). Additionally, I acknowledge that the exercised options may be subject to adverse tax consequences.  4. I understand that I may change my election at any time by completing and submitting an Election Form before 9:00 p.m. (Pacific Daylight Time), on December 12, 2007 (unless the offer is otherwise extended) and that any Election Form submitted and/or received after such time will be void and of no further force and effect.   5. If my service with Marvell terminates prior to the expiration of the offer, I understand that I will cease to be an eligible employee under the terms of the Offer to Amend and any election that I have made prior to the termination of my employment to amend my eligible options will be ineffective. As a result, my eligible options will not be amended under the Offer to Amend and I will not receive any cash payment or RSUs.  6. I agree that decisions with respect to future grants under an Marvell employee stock plan, if any, will be at the sole discretion of Marvell.   7. I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by Marvell, in accordance with the terms set forth in the Offer to Amend, at any time prior to the amendment of the eligible options; (ii) Marvell may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer which does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.   8. I agree that: (i) the value of any RSU payments and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract, if any; (ii) the offer value of any RSU payments made pursuant to the offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.  9. Neither my participation in the offer nor this Election Form shall be construed so as to grant me any right to remain in the employ of Marvell or any of its subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any)  10. For the exclusive purpose of implementing, administering and managing my participation in the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Marvell and its subsidiaries I understand that Marvell and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marvell, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.   11. Regardless of any action that Marvell or a subsidiary of Marvell takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize Marvell and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages or other cash payment paid to me by Marvell and/or its subsidiaries. Finally, I agree to pay to Marvell or its subsidiary any amount of Applicable Withholdings that Marvell or its subsidiary may be required to withhold as a result of my participation in the offer if Marvell does not satisfy the Applicable Withholding through other means.   12. I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this Election Form in English and I agree to be bound accordingly.   13. I acknowledge and agree that none of Marvell, Glenn Smith, a professional corporation, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to Amend my Eligible Options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer to Amend, other than any information contained in the Offering Documents.   14. I agree that participation in the offer is governed by the terms and conditions set forth in the Offer Documents and this Election Form. I have received the Offer Documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the offer. I agree to accept as binding, conclusive and final all decisions or interpretations of Marvell upon any questions relating to the offer and this Election Form.   15. I further understand that Marvell intends to send me an Election Confirmation Statement via email at my Marvell email address within two business days after the submission of my Election Form. If I have not received such an e-mail confirmation, I understand that it is my responsibility to ensure that my Election Form has been received before 9:00 p.m. (Pacific Daylight Time), on December 12, 2007. I understand that only responses that are complete, signed (electronically or otherwise) and actually received by Marvell by the deadline will be accepted.Sample Online Election Form

Tender Offer Site Tender Offer Logout RSU Calculator Estimate the number of RSUs you will receive, based on a hypothetical market value. John Hoffmann jhoffman@marvell.com Nov 12 2007 6:21PM Employee ID:3969 Option Number Orig. Exercise Price New Exercise Price per Share Shares Subject to Eligible Options # of RSUs 000TEST $27.105000 $27.490000 1,234 000TEST $9.475000 $10.400000 1,098 Estimated Total: Stock FMV: * Sample Online RSU Calculator

Information and Support So employees can completely understand the Tender Offer, the tax consequences, and other aspects of this program, live meetings are scheduled as follows: Dates: 1. Tuesday, November 13, 2007 at 10:00 am 2. Tuesday, November 13, 2007 at 2:00 pm 3. Friday, November 16, 2007 at 10:00 am 4. Tuesday, November 20, 2007 at 10:00 am 5. Wednesday, December 5, 2007 at 4:00 pm Where: Building #5 - Santa Clara, CA

Tax Advice Taxation of stock option transactions can be very complicated Company policy prohibits any employees from providing personal income tax advice to any other employee This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation

 Important Information THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. A SOLICITATION WILL BE MADE ONLY PURSUANT TO AN OFFER TO AMEND AND RELATED MATERIALS THAT MARVELL TECHNOLOGY GROUP, LTD. WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AS PART OF A TENDER OFFER. OPTION HOLDERS WHO WILL BE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE FILED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS WILL BE ABLE TO OBTAIN TENDER OFFER MATERIALS FREE OF CHARGE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM MARVELL TECHNOLOGY GROUP, LTD.